Exhibit 10.4

KENNAMETAL INC.

RESTRICTED UNIT AWARD

(FOR PRESIDENT AND CEO)

Grant Date: ____________________
Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Restricted Unit Award (the “Award”) for «number of stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013, as further amended on January 27, 2015 (the “Plan”), and the additional terms listed below. Capitalized terms used herein, but not otherwise defined herein, shall have the same meaning ascribed to them in Schedule A or the Plan.

1.
Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for the purpose of calculating the number of Shares, if any, to be delivered under the Award.

2.
The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Stock Units.

3.
Provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as follows: (a) on the first anniversary of the Grant Date, one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (b) on the second anniversary of the Grant Date, an additional one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; and (c) on the third anniversary of the Grant Date, the remaining one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units.

4.
The Stock Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement, or involuntary termination by the Company or any successor of the Company without cause or voluntary termination by the Awardee for Good Reason (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period immediately following a Change in Control (a "Change in Control Separation"). In the event that the Awardee Separates from Service as a result of death, Disability or Retirement, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse. In the event that the Awardee Separates from Service on account of a Change in Control Separation, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award will automatically lapse as of the consummation of the Change in Control or, if later, the Awardee’s date of Separation from Service.

5.
Except as otherwise provided herein, the shares of Company Capital Stock (the “Shares”) underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be issued to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is or becomes eligible to Separate from Service on account of Retirement during the term of this award, upon a Separation from Service due to Retirement, Disability or a Change in Control Separation, the delivery of any Shares underlying this Award will be delayed and delivered on the six (6) month anniversary of the Awardee’s Separation from Service, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

6.
The Shares underlying Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

7.
This Restricted Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible. Notwithstanding the foregoing or any provision of this Award to the contrary, if this Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of the Award, the definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

8.
Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.

9.
All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:     Kevin G. Nowe
Title:     Vice President, Secretary and General Counsel

Schedule A

For purposes of this Award, the terms “Good Reason” and “Retirement” shall have the meaning set forth below:
A. "Good Reason" for termination by the Awardee shall mean the occurrence of any of the following in connection with a Change in Control:

(i)    without the Awardee's express written consent, the material diminution of responsibilities or the assignment to the Awardee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Company immediately prior to a Change in Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of the Awardee from or any failure to re-elect the Awardee to any of such positions, except in connection with the termination of the Awardee's employment due to Cause (as hereinafter defined) or as a result of the Awardee’s death;

(ii)    a material reduction by Company in the Awardee's base salary as in effect immediately prior to any Change in Control;

(iii)    a failure by Company to continue to provide incentive compensation, under the rules by which incentives are provided, on a basis not materially less favorable to that provided by Company immediately prior to any Change in Control;

(iv)    a material reduction in the overall level of employee benefits, including any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Awardee is actively participating immediately prior to a Change in Control (provided, however, that there shall not be deemed to be any such failure if Company substitutes for the discontinued plan, a plan providing Awardee with substantially similar benefits) or the taking of any action by Company which would adversely affect Awardee's participation in or materially reduce Awardee's overall level of benefits under such plans or deprive Awardee of any material fringe benefits enjoyed by Awardee immediately prior to a Change-in-Control;

(v)    the breach of this Agreement caused by the failure of Company to obtain the assumption of this Agreement by any successor; and

(vi)    the relocation of the Awardee to a facility or a location more than 50 miles from the Awardee's then present location, without the Awardee's prior written consent.

Notwithstanding the forgoing, in order for the Awardee to terminate for Good Reason: (a) the Awardee must give written notice to Company or its successor of the Awardee's intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Awardee of his right to terminate for Good Reason as a result of such act or omission, (b) the event must remain uncorrected by the Company for thirty (30) days following such notice (the "Notice Period"), and (c) such termination must occur within sixty (60) days after the expiration of the Notice Period.

Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event of a Change in Control Separation, the Stock Units, to the extent earned by the Awardee, shall be paid as soon as practicable following the date of such Change-in-Control Separation, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4); provided that, in the Committee’s discretion, the Stock Units may be settled in cash and/or securities or other property.

B. “Retirement" shall mean the Awardee’s Separation from Service with the Company or any Subsidiary, Affiliate or Parent of the Company at a time when the Awardee (a) has attained age 55 with eight (8) years of service, (b) has attained age 65, or (c) is required by law or regulations to Separate from Service with the Company or any Subsidiary, Affiliate or Parent of the Company under a mandatory retirement scheme.

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